Exhibit 2.1

Execution Version

STOCK PURCHASE AND SALE AGREEMENT

dated as of July 1, 2022

between

JANEL CORPORATION

and

RUBICON TECHNOLOGY, INC.

i

Table of Contents

(continued)

ii

Exhibit A	Conditions of the Offer	A-1
Exhibit B	Amendment to Executive Employment Agreement	B-1
Annex I	Index of Defined Terms	Annex I-1

iii

STOCK PURCHASE AND SALE AGREEMENT

This STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of July 1, 2022, by and between JANEL CORPORATION, a Nevada corporation (“Purchaser”), and RUBICON TECHNOLOGY, INC., a Delaware corporation (the “Company”). Except where otherwise noted, capitalized terms used in this Agreement are defined in the Sections where they first appear. An index of such defined terms is provided as Annex I attached hereto.

Recitals

WHEREAS, the respective Boards of Directors of Purchaser and the Company have approved the acquisition of up to 45% of the issued and outstanding shares (each share of the 45% of the issued and outstanding shares a “Share” and, collectively, the “Shares”) of common stock, par value $.001 per share, of the Company (the “Company Common Stock”) on a Fully Diluted Basis (“Fully Diluted Basis” means after taking into account all outstanding shares of the Company Common Stock and assumes the exercise, conversion or exchange of all options, warrants, convertible, restricted stock units or exchangeable securities and similar rights, as of the close of business on June 14, 2022), by Purchaser on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that Purchaser commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire the Shares at a price per Share of $20.00 (such per Share amount, the “Offer Price”), net to each seller in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to Purchaser’s willingness to enter into this Agreement, Purchaser has entered into a Tender and Voting Agreement (collectively, the “Tender Agreements”) with each of Bandera Master Fund, L.P., Sententia Capital Management LLC, Aldebaran Capital, LLC and Poplar Point Capital Management, LLC (collectively, the “Principal Stockholders”), who are principal stockholders of the Company, with respect to the tender of Shares held by each Principal Stockholder, pursuant to which each Principal Stockholder has, among other matters, agreed to (i) tender the Shares beneficially owned by such Principal Stockholder in the Offer to facilitate satisfaction of the Minimum Condition under the Offer (where “Minimum Condition” means at least 35% of the Company Common Stock on a Fully Diluted Basis) and (ii) certain restrictions on any sale, transfer or other disposition of Shares beneficially held by the Principal Stockholders, other than pursuant to the Offer; and

WHEREAS, the respective Boards of Directors of Purchaser and the Company have (i) determined that this Agreement and the Transactions (as defined in Section 1.3(a)), including the Offer, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement, the Tender Agreements and the Transactions, including the Offer, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I
THE OFFER AND PURCHASE

SECTION 1.1 The Offer.

(a) Commencement of the Offer. As promptly as practicable but in no event later than ten business days (as defined in Rule 14d-1(g)(3) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), after the date of this Agreement, Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer within the meaning of the applicable rules and regulations of the SEC. The obligations of Purchaser to accept for payment, and pay for, the Shares tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)). The Offer may not be terminated prior to its scheduled expiration (as such expiration may be extended or re-extended in accordance with this Agreement), unless this Agreement is terminated in accordance with Section 7.1. Purchaser expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company in its reasonable discretion, Purchaser shall not (i) reduce the number of Shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A, (iv) except as otherwise provided in this Section 1.1, extend the Offer, (v) change the form of consideration payable in the Offer, (vi) amend, waive or modify the Minimum Condition or (vii) otherwise amend, waive or modify the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. In addition, if at the initially scheduled or any extended expiration date of the Offer, any of the conditions to the Offer set forth in Exhibit A (other than any conditions which by their nature are to be satisfied at the closing of the Offer) are not satisfied or, if permitted, waived, Purchaser shall extend the Offer in increments of not more than ten business days each until such time as such conditions are satisfied or waived; provided that Purchaser shall not be required to extend the Offer beyond the Outside Date (as defined in Section 7.1(b)(i)).

(b) Tender Offer Statement. As soon as reasonably practicable after the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). If Purchaser or the Company is unable to complete the Offer Documents within 10 business days of the date of this Agreement, Purchaser and the Company may consent to delay the date of commencement of the Offer to the earliest practicable date and in no event beyond any date required by any applicable state or federal statute, law, ordinance, rule, judgment, decree or regulation (“Law”). The Company shall promptly furnish to Purchaser all information concerning the Company that is required by the Exchange Act or other applicable Law, to be set forth in the Offer Documents. Subject to Section 3.4, Purchaser agrees that the Offer Documents shall comply in all material respects with the requirements of applicable federal securities laws and, on the date first filed with the SEC and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Purchaser and the Company shall each promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company. Purchaser shall provide the Company and its counsel in writing with any comments Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (but in no event less than one (1) business day of receipt of such comments), shall consult with the Company and its counsel prior to responding to such comments, and shall immediately provide to the Company and its counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff and in all events shall give due and reasonable consideration to any comments of the Company and its counsel.

(c) Solicitation/Recommendation Statement. As soon as reasonably practicable after the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Subject to Section 2.8, the Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of applicable federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company and Purchaser shall each promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall provide Purchaser and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (but in no event less than one (1) business day of receipt of such comments), shall consult with Purchaser and its counsel prior to responding to such comments, and shall immediately provide to Purchaser and its counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff and in all events shall give due and reasonable consideration to any comments of the Purchaser and its counsel.

(d) Communication with Stockholders. In connection with the Offer, the Company shall instruct its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders, security position listings and computer files) as Purchaser may reasonably request in communicating the Offer to the holders of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Transactions and, if this Agreement shall be terminated, shall promptly deliver (and shall use its respective commercially reasonable efforts to cause its agents to deliver) to the Company (or destroy) all copies and any extract or summaries of such information then in their possession or control.

(e) Closing of the Offer. Purchaser shall accept for payment and pay for all Shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer, and in any event within three business days after the expiration of the Offer (such time, the “Offer Closing”), in each case, on the terms and subject to the conditions of the Offer (as set forth in the Offer Documents) and this Agreement (including, as applicable to the Offer, the conditions set forth on Exhibit A hereto, Section 1.1(f) and Article 6 herein), other than any such conditions which by their nature cannot be satisfied until the date of the Offer Closing. Prior to the Offer Closing, Purchaser shall enter into an agreement with such bank or trust company as may be designated by the Company and reasonably acceptable to Purchaser (the “Exchange Agent”), which shall provide for the payment of the Offer Price in accordance with the terms of the Offer. Purchaser shall deposit with the Exchange Agent prior to the Offer Closing, and no less than three days prior thereto, for the benefit of the holders of the Shares, for payment by the Exchange Agent in accordance with this Section 1.1(e), the cash necessary to pay for the Shares validly tendered and not withdrawn pursuant to the Offer (the “Exchange Fund”). Any portion of the Exchange Fund that remains undistributed after the consummation of the Transactions shall be delivered to Purchaser upon demand.

(f) Proration.

(i) If and to the extent that a number of shares of Company Common Stock greater than 45% of the shares of Company Common Stock outstanding on a Fully Diluted Basis as of the close of business on the date hereof are validly tendered prior to the expiration of the Offer, and not properly withdrawn, then, in accordance with Section 14(d)(6) of the Exchange Act, the number of shares of Company Common Stock validly tendered and not properly withdrawn by each Company stockholder shall be deemed decreased on a pro rata basis (with fractional Shares rounded to the nearest whole Share) such that the aggregate number of shares of Company Common Stock accepted for payment, and paid for, in the Offer by Purchaser shall be equal to 45% of the shares of Company Common Stock outstanding on a Fully Diluted Basis as of the close of business on the date hereof.

(ii) Purchaser shall return all shares not accepted for payment to such Company stockholder or, in the case of tendered shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer in each case, in accordance with the procedures described in the Offer Documents.

SECTION 1.2 Maximum Purchase Limitation.

Notwithstanding anything to the contrary herein, in the event that acquisition by Purchaser of 45% of the Company Common Stock on a Fully Diluted Basis would result in a limitation on the use of net operating losses or other deferred tax benefits (such net operating losses and other deferred tax benefits being collectively referred to herein as the “NOLs”) under Section 382 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (together with any similar or analogous provision of any other Tax Law, the “Code”), the amount to be purchased in the Offer shall be reduced to the maximum amount permitted without triggering such loss in benefits.

SECTION 1.3 Company Actions; Effective Time.

(a) Approval. The Company hereby approves of and consents to the Offer, the Tender Agreements and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b) Effective Time. The Transactions contemplated herein shall become effective at 11:00 a.m. (Eastern Standard Time) on the date of the Offer Closing (such time, the “Effective Time”).

SECTION 1.4 Restricted Securities. Purchaser acknowledges that, upon the successful consummation of the Transactions, Purchaser will be deemed an Affiliate of the Company. “Affiliate” means, as to any individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity (each, a “Person”), any other Person which, directly or indirectly, through one or more intermediaries, is in control of, is controlled by or is under common control with such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. Further, the Purchaser may acquire, via the Offer, Shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”). Such Shares have been or will be issued in reliance upon an exemption thereunder for transactions not involving a public offering and will be subject to transfer restrictions. Purchaser represents and warrants to the Company that Purchaser is, or will be upon the purchase of the Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that any such non-registered Shares are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise (i) set forth in all forms, reports, schedules, registration statements, definitive proxy statements and other documents and exhibits filed by the Company with the SEC or furnished by the Company to the SEC since January 1, 2019 and prior to the date of this Agreement (other than any disclosures contained in or referenced therein under the caption “Forward Looking Statements”) (collectively, the “Company SEC Reports”), or (ii) as set forth in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Purchaser dated as of the date hereof, which Company Disclosure Schedule identifies by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and constitutes an exception hereto and disclosure made pursuant to any section of the Company Disclosure Schedule shall be deemed to be disclosed against each of the other sections of this Agreement to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made (without reference to the underlying documents referenced therein), the Company hereby represents and warrants to Purchaser as of the date hereof as follows:

SECTION 2.1 Organization. Each of the Company and any Significant Subsidiary of the Company (collectively, the “Company Subsidiaries,” where “Significant Subsidiary” has the meaning ascribed to it under Rule 1-02 of SEC Regulation S-X) is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are complete and correct copies of such documents in all material respects and contain all amendments thereto as in effect on the date of this Agreement. A “Company Material Adverse Effect” means any event, occurrence, fact, condition, development or change that is, or would reasonable be expected to, individually or in the aggregate, have a material adverse effect on (i) the business, operations, assets, liabilities, NOLs, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that Company Material Adverse Effect shall not include any event, occurrence, fact, condition, development or change of a state of circumstances resulting from, relating to or arising out of any (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and its Subsidiaries operate to the extent that such conditions, changes or developments do not have a disproportionate impact on the Company and its Subsidiaries, relative to the industry generally in which they operate, (B) acts of terrorism or war (whether or not declared) or natural disasters, (C) the Transactions or the announcement or performance thereof, including any negative impact on or disruption in relationships with customers, suppliers, distributors, employees or similar relationships, (D) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (E) changes in the price or trading volume of the Company’s stock, including the Company Common Stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (F) any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso), (G) any condition, development or circumstance disclosed in the Company SEC Reports, or (H) the taking of any action required by this Agreement or expressly approved or permitted in writing by Purchaser, or the failure to take any action prohibited by this Agreement.

SECTION 2.2 Capitalization. The authorized capital stock of the Company consists of (i) 8,200,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $.001 per share, (“Company Preferred Stock”). As of the close of business on March 31, 2022: (A) 2,446,652 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 4,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights issued or issuable (the “Rights”) under the Section 382 Rights Agreement dated as of December 18, 2017, as amended, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”); (D) the Company holds Company Common Stock in treasury in the amount set forth in the Company Financial Statements; (E) there were Restricted Stock Units convertible into 28,030 shares of Company Common Stock and (F) there were outstanding options to purchase 4,050 shares of Company Common Stock, which includes options to purchase 800 shares of Company Common Stock with an exercise price greater than the Offer Price. Such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. During the period from March 31, 2022 to the date of this Agreement, (i) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of capital stock of the Company pursuant to the vesting of Restricted Stock Units and the exercise of options outstanding on such date and (ii) there have been no issuances of options or other options, warrants or other rights to acquire capital stock of the Company. Except as otherwise set forth under the Rights Agreement, the Company has not, subsequent to March 31, 2022, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding options and Rights, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

SECTION 2.3 Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement, and all other agreements and documents contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Board of Directors of the Company (the “Company Board”). No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions except, as may be necessary in the case of any other Transactions for which stockholder approval is required by Law, the requisite approval by the stockholders of the Company as determined in accordance with the Company’s certificate or articles of incorporation, its bylaws and applicable Law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Tender Agreements, the Offer and the other Transactions, and (ii) determining that the terms of the Offer and the other Transactions are fair to and in the best interests of the Company and its stockholders, and (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer. Such resolutions are sufficient to render the provisions of Section 203 of the DGCL inapplicable to Purchaser with respect to this Agreement, the Offer and the other Transactions.

(c) Except as set forth on Section 2.3(c) of the Company Disclosure Schedule, none of the Company’s execution and delivery of this Agreement and the Tender Agreements, the performance of the Company’s obligations hereunder, consummation by the Company of the Transactions or compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 2.4) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) and (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement, the Tender Agreements, or the consummation by the Company of the Transactions, except for (i) the filing with the SEC of (A) the Schedule 14D-9, (B) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “Information Statement”) in connection with the Offer and (C) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (ii) compliance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and (iii) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

SECTION 2.4 Subsidiaries. Except as set forth in Section 2.4 of the Company Disclosure Schedule, all of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, except for “Permitted Liens”, which means: (i) as to the capital stock of a Company Subsidiary, restrictions on transfer imposed by applicable securities Laws, and (ii) as to personalty or leasehold interests (A) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, (B) liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (C) liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith, (D) liens disclosed in the Company Financial Statements or the notes thereto, (E) recorded or unrecorded easements, covenants, restrictions, rights-of-way, zoning, building restrictions and other similar matters, (F) landlord’s or lessor’s liens under leases to which the Company or a Company Subsidiary is a party, and (G) imperfections of title, licenses or liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries as currently conducted.

SECTION 2.5 Company SEC Reports and Financial Statements.

(a) Except as set forth in Section 2.5 of the Company Disclosure Schedule, since January 1, 2019, the Company has timely filed with the SEC all Company SEC Reports required to be filed by the Company with the SEC, except as disclosed in the Company SEC Reports. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in accordance with GAAP in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than any liabilities incurred in the ordinary course of business since January 1, 2022 or as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2022, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC.

(d) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e) The Company and each of its Subsidiaries has established, maintains and adheres to a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide that transactions are executed in material compliance with management’s general or specific authorizations, and (iii) provide reasonable assurances of prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. Except as otherwise set forth in Section 2.5 of the Company Disclosure Schedule, neither any executive officer of the Company nor, to the knowledge of the Company, any executive officer of its Subsidiaries (including, to the knowledge of the Company, any employee thereof) nor, to the knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) since January 1, 2019, any “significant deficiency” or “material weakness” (as defined in Rule 1-02(a)(4) of Regulation S-X promulgated by the SEC) in the system of internal accounting controls utilized by the Company, or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

(f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

SECTION 2.6 Absence of Material Adverse Changes, etc. Except as otherwise set forth in Section 2.6 of the Company Disclosure Schedule, since March 31, 2022, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and between March 31, 2022 and the date of this Agreement, there has not been or occurred:

(a) any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(b) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b).

SECTION 2.7 Litigation. Except as otherwise set forth in Section 2.7 of the Company Disclosure Schedule, as of the date hereof, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending and served or, to the knowledge of the Company, pending and not served or threatened, to which the Company or any of the Company Subsidiaries is a party that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 or the Information Statement.

SECTION 2.9 Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 2.10 Employee Plans.

(a) As used in this Agreement, “Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under which the Company or any Company ERISA Affiliate would reasonably be expected to have any material liability. As used in this Agreement, “Employee Benefit Plan” means any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), as well as any material plan, program, policy, practice, agreement or other arrangement, relating to pension, retirement, profit-sharing, savings, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, supplemental unemployment, hospitalization or other medical, health, welfare, life, or other insurance, long- or short-term disability, change of control, retention, or fringe benefits.

(b) With respect to each Company Employee Benefit Plan as of the date hereof, the Company has made available to Purchaser a true, correct and complete copy of: (i) the plan document and all amendments thereto, if any or a written description of any unwritten Company Employee Benefit Plan; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; (v) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan; (vi) the non-discrimination testing results for the past three (3) plan years, if any; and (vii) the Forms 1094 and 1095 for the past three (3) years. For the purposes of this Agreement, a document shall be deemed to have been “made available” by the Company if it is contained in the Company SEC Reports or if Purchaser has requested a document in writing and the Company has provided such document.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Employee Benefit Plan has been operated and administered in accordance with its provisions and in compliance with all applicable provisions of applicable Law, including, but not limited to, the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) and the Code. All contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports. There are no actions, claims, proceedings, or investigations of any nature pending or, to the Company’s knowledge, threatened, with respect to any Company Employee Benefit Plan.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan; and no prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(f) Neither the Company nor any Company ERISA Affiliate has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “pension plan” (as defined in Section 3(2) of ERISA) that is or was subject to Sections 412 or 430 of the Code or Title IV of ERISA, (iii) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (v) any “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code), or (vi) a “defined benefit plan” (as defined in Section 3(35) of ERISA).

(g) No Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law.

(h) Each Company Employee Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with, and the Company has otherwise materially complied with the requirements of the, (i) Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; (ii) the Consolidated Omnibus Budget Reconciliation Act and the regulations promulgated thereunder; (iii) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations promulgated thereunder; and (iv) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder. The Company has complied with the applicable reporting requirements under Sections 6055 and 6056 of the Code.

(i) Each Company Employee Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder; and the Company does not have any obligation to “gross up” any Person for any Taxes under Section 409A of the Code.

(j) Except as disclosed in Section 2.10 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise tax under Section 4999 of the Code, (iii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits to any material extent. The Company does not have any obligation to “gross up” any Person for any Taxes under Section 4999 of the Code.

SECTION 2.11 Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by holders of Company Common Stock in the Offer is fair, from a financial point of view, to the holders of the Company Common Stock (other than Purchaser and its Affiliates).

SECTION 2.12 Taxes.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has timely filed all federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct; and (ii) all Taxes due and payable by the Company and each Company Subsidiary have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2021 are adequate to cover all Taxes accruing through such date. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than (i) Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings and for which adequate reserves have been made in the Company’s financial statements or (ii) any Lien that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim, audit, action, suit, proceeding or investigation currently pending or, to the knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of Taxes.

(c) Neither the Company nor any Company Subsidiary has been a party to a “reportable transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority, but excluding commercial Contracts entered into in the ordinary course of business, such as leases and loan agreements, that are not primarily related to Taxes).

(e) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by and settled with the United States Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2017.

(f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, no written claim has been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns in that jurisdiction.

(h) The Company and each Company Subsidiary have withheld and timely paid or accrued in the Company Financial Statements all material Taxes required to have been withheld and paid and have complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(i) None of the Company or any Company Subsidiary has waived (or to the knowledge of the Company is subject to a waiver of) any statute of limitations in respect of Taxes or bas agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(j) The Company is not and has not been within the applicable period of Section 897(c)(1) of the Code a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) None of the Company or any Company Subsidiary has any liability for the Taxes of any other Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any affiliated, consolidated, combined, unitary or similar group of which the Company is the parent, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law) or (iv) otherwise.

(l) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Offer Closing as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law), (ii) installment sale or open transaction disposition made on or prior to the Offer Closing (iii) prepaid amount or deferred revenue received on or prior to the Offer Closing, (iv) cancellation of indebtedness income or (v) change in accounting method or use of an improper accounting method on or prior to the Offer Closing.

(m) To the knowledge of the Company, Section 2.12(m) of the Company Disclosure Schedule sets forth with respect to each of the Company and each Company Subsidiary the amount of any NOLs for Tax purposes. To the knowledge of the Company, no such NOLs are subject to limitation under Sections 269, 382, 383, or 384 of the Code, or the federal consolidated return regulations.

(n) The Company and each Company Subsidiary have conducted all activities and operations on arm’s-length terms and pricing and are in material compliance with Section 482 of the Code and the regulations thereunder.

(o) As used in this Agreement, “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, duty, stamp, alternative, add-on minimum, environmental, escheat or unclaimed property or other governmental taxes or charges, imposed by any federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto. As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information filed or supplied or required to be filed or supplied to a taxing or other governmental authority in connection with Taxes.

SECTION 2.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(ii) To the knowledge of the Company, there are no conditions on any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary, no Person has been exposed to Hazardous Substances by the Company or any Company Subsidiary, and the Company has not received notice of any condition on any property owned, leased or operated by any treatment, storage, or disposal facilities used by the Company or any Company Subsidiary, that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(iii) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(iv) The Company has not entered into any agreement pursuant to which it has any obligation to indemnify any Person against any liabilities arising under Environmental Laws.

(b) As used in this Agreement, (i) “Environmental Laws” means any federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to Hazardous Substances, pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local Law and (ii) “Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and radioactive materials, mold, mildew, radon gas, and per- and polyfluoroalkyl substances, all within the meaning of any applicable Law of any applicable Governmental Authority relating to or imposing liability or standards of conduct pertaining thereto.

SECTION 2.14 Compliance with Laws.

(a) Except as set forth on Section 2.14(a) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor the Company Subsidiaries is in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any Authorizations of the Company or the Company Subsidiaries is pending or, to the Company’s knowledge, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all such Authorizations.

SECTION 2.15 Intellectual Property.

(a) Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed to use, subject to any existing licenses or other grants to third parties, all Intellectual Property used in and necessary for the conduct of their respective businesses as currently conducted (collectively, the “Company Intellectual Property Rights”), free and clear of any Liens (other than Permitted Liens).

(b) Except as set forth in Section 2.15 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, (i) there are no pending, or to the knowledge of the Company threatened, (A) claims by any Person, alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, scope, ownership or use of any of the Company Intellectual Property Rights and (B) claims by the Company or its Subsidiaries alleging infringement, misappropriation, violation or dilution by a third party of any Company Intellectual Property Rights; (ii) no Company Intellectual Property Right will terminate or cease to be a valid right of the Company or the Company Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Transactions; and (iii) the Company has not granted any license, sublicenses or any other rights in, to or under the Company Intellectual Property Rights. As used in this Agreement, “Intellectual Property” means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, trade secrets, know how, business methods, technical data and customer lists, and other tangible or intangible proprietary information; (iii) all software, computer programs, operating systems, applications, mobile applications, interfaces, firmware and modules (in both source code and object code form), and all data and databases and related documentation, (iv) all works of authorship, copyrights, mask works and database compilations, copyright registrations and applications therefor throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, slogans, trade dress, corporate names and other indicia of source, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world and all goodwill associated therewith; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world (to the extent such rights may be transferred or waived under applicable Law); (viii) all web addresses, sites and domain names and numbers and any registrations therefor; and (ix) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain and protect the Company Registered IP and (ii) none of the Company Registered IP owned by or in the case of pending applications, filed by or on behalf of the Company and its Subsidiaries is invalid or unenforceable in whole or part. As used in this Agreement, “Company Registered IP” means all United States, international and foreign: (a) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, reexaminations, extensions, counterparts, continuations and continuations-in-part thereof; (b) registered trademarks, registered service marks, applications to register trademarks and applications to register service marks (including intent-to-use applications for trademarks or service marks); (c) registered copyrights and applications for copyright registration; and (d) domain name registrations and Internet number assignments, of the Company and its Subsidiaries.

(d) Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in the Company Intellectual Property Rights and to protect any confidential information provided to them by any other Person under obligation of confidentiality.

SECTION 2.16 Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.

(b) Except as disclosed on Section 2.16(b) of the Company Disclosure Schedule, since January 1, 2019, neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company, oral allegations of sexual harassment, harassment or discrimination have been made against any employee, director, officer, or independent contractor of the Company or any Company Subsidiary, and neither the Company nor or any Company Subsidiary has entered into any settlement, consent decree or other Contract resolving such allegations. The Company and each Company Subsidiary promptly, thoroughly, and impartially investigated all sexual harassment and discrimination allegations and, with respect to each such allegation with potential merit, have taken prompt remedial action that is reasonably calculated to prevent further harassment or discrimination.

SECTION 2.17 Insurance. To the Company’s knowledge, the Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date.

SECTION 2.18 Material Contracts.

(a) Other than this Agreement or as made available to Purchaser, none of the Company or any of the Company Subsidiaries is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary (or which, following the consummation of the Transactions could materially restrict the ability of the Company) to compete in any business that is material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement, or with any person or in any geographic area, except for any such Contract that may be cancelled without penalty by the Company or any Company Subsidiary upon notice of 60 days or less; (iii) any Contract with respect to a material joint venture or material partnership agreement (excluding information technology Contracts); (iv) any Contract with any director, officer or Affiliate of the Company or any Company Subsidiary (other than any Company Employee Benefit Plan); (v) any Contract for the acquisition, disposition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise); (vi) any employment, deferred compensation, severance, bonus, retirement or other similar agreement entered into by the Company or any Company Subsidiary, on the one hand, and any director or officer of the Company or any other employee of the Company or any Company Subsidiary receiving annual cash compensation of $200,000 or more, on the other hand; (vii) any Contract, other than Leases, contemplating payments by the Company or any Subsidiary of more than $300,000 in any calendar year; and (viii) each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing contracts. Each such Contract described in clauses (i) through (viii) is referred to herein as a “Company Material Contract.” “Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

(b) Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, there is no default under any Company Material Contract by the Company or any Company Subsidiary and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Purchaser correct and complete copies of all Company Material Contracts, including any amendments thereto.

SECTION 2.19 Properties.

(a) The Company or one of its Subsidiaries has good title to all the personal properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of its Subsidiaries, or that have been acquired after the date thereof and that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than the Permitted Liens.

(b) Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect: (i) each lease or license pursuant to which the Company and the Company Subsidiaries leases or licenses any real property (collectively, the “Leases” and each such property, a “Leased Real Property”) is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; (iv) to the knowledge of the Company, the Company or one of its Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease for the full term of the respective Lease free and clear of any Liens; and (v) the Company and Company Subsidiaries are in possession of the properties purported to be leased or licensed thereunder, have not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease, or portion thereof, and have not entered into with any other person (other than another wholly-owned subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of any real property subject to a Lease, except, in the case of (ii) and (iii), as would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Purchaser correct and complete copies of all Leases, if any, including any amendments thereto.

(d) Other than the real property commonly known as, 900 East Green Street, Bensenville, IL 60106 and certain land located in Batavia, Illinois (the “Owned Real Property”), neither the Company nor any Company Subsidiary owns any real property. The Company or the applicable Company Subsidiary (i) has good and indefeasible fee simple title to all of the Owned Real Property, free and clear of any Liens, (ii) there are no leases, licenses, or occupancy agreements pursuant to which any third party is granted the right to use the Owned Real Property, (iii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein, and the Owned Real Property is not currently being offered for sale, (iv) neither the Company nor any Company Subsidiary is in default, or has ever been in default, under any restrictive covenants affecting the Owned Real Property, and no event has occurred that, after notice or the lapse of time or both, would constitute such a default, and (v) there is no proceeding or claim pending or, to the knowledge of Company, threatened, against the Company, any Company Subsidiary, the Owned Real Property or the Improvements (as defined below) or personal property thereon, in any court or before any Governmental Authority.

(e) Neither the Company nor any Company Subsidiary has received from any Governmental Authority written notice of any uncured violation of any applicable Laws pertaining to any buildings, structures, fixtures, and other improvements, including the roof, foundation, floors, and heating, ventilation, air conditioning, mechanical, electrical, and other building systems, included in the Leased Real Property and the Owned Real Property (collectively, the “Improvements”), including those pertaining to health and safety, zoning, building, and construction requirements and the disabled. Neither the Company nor any Company Subsidiary has made any material alterations, additions, or Improvements to any of the Leased Real Property that may be required to be removed upon termination of the term of the applicable Lease. Neither the Company nor any Company Subsidiary has received written notice of any existing, proposed, or, to the actual knowledge of the Company (without a duty of investigation or inquiry), threatened, eminent domain or other public acquisition proceeding that would result in the taking of all or any part of any Leased Real Property or Owned Real Property or that would prevent or hinder the continued use and enjoyment of any Leased Real Property or the Owned Real Property as heretofore used in the conduct of the business of any Company or any Company Subsidiary.

SECTION 2.20 Rights Agreement. The Company has amended, as necessary under the terms thereof, the Rights Agreement to provide that (i) neither Purchaser nor any of its Affiliates will become an Acquiring Person (as defined in the Rights Agreement), that no Distribution Date or Stock Acquisition Date (as each are defined in the Rights Agreement) will occur, and that the Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the execution, delivery or performance of this Agreement or the consummation of the Offer or the other Transactions and (ii) the Rights Agreement will terminate on the date that is three years from the date of the Offer Closing.

SECTION 2.21 Certain Business Practices.

(a) Internal Controls. Since January 1, 2019, the Company and the Company Subsidiaries have implemented internal controls to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to: (A) permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (B) maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b) Anti-Bribery and Anti-Corruption. Since January 1, 2019:

(i) None of the Company’s or the Company Subsidiaries’ directors, managers or executive officers or employees, in connection with the business of the Company, or, to the knowledge of the Company, any other employee or third party, in each case, acting on behalf of the Company or any of the Company Subsidiaries, has taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Law related to anti-bribery or anticorruption (collectively, “Bribery Legislation”)

(ii) None of the Company or any Company Subsidiary nor any representative of the Company or any Company Subsidiary, nor any person acting on behalf of any of the aforementioned has offered to make, promised to make, authorized, made, paid, or received, directly or indirectly, any bribes, kickbacks or other similar payments or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any person, whether lawful or unlawful.

(iii) No representative of the Company or any Company Subsidiary has been an official of any foreign government or of any agency thereof, an official of a political party, or a candidate for political office in any foreign country.

(iv) No contributions have been made by the Company or any Company Subsidiary, directly or indirectly, to a domestic or foreign political party or candidate.

(c) Since January 1, 2019, none of the Company or any Company Subsidiary is being, or has been investigated by any Governmental Authority with respect to, or has been given written notice by a Governmental Authority of, any potential violation by the Company or any Company Subsidiary of any Bribery Legislation. None of the Company or any Company Subsidiary has received any written or, to the knowledge of the Company, oral communication from any Governmental Authority that alleges or finds that the Company or any Company Subsidiary or any employee or agent thereof (in such capacity) is in violation of any Bribery Legislation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule (the “Purchaser Disclosure Schedule”) delivered by Purchaser to the Company dated as of the date hereof, which Purchaser Disclosure Schedule identifies by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and constitutes an exception hereto and disclosure made pursuant to any section of the Purchaser Disclosure Schedule shall be deemed to be disclosed against each of the other sections of this Agreement to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made (without reference to the underlying documents referenced therein), Purchaser represents and warrants to the Company as follows:

SECTION 3.1 Organization. Purchaser is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. A “Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Tender Agreements, or to consummate the Offer and the other Transactions. The copies of the certificate of incorporation and bylaws of Purchaser which are incorporated by reference as exhibits to Purchaser’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 3.2 Purchaser; Ownership of Shares. Purchaser does not own (directly or indirectly) any shares of Company Common Stock or hold any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

SECTION 3.3 Authorization; No Conflict.

(a) Purchaser has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the Transactions have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the Transactions. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Board of Directors of Purchaser has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board, and not subsequently rescinded or modified in any way, approved this Agreement, the Tender Agreements, the Offer, and the other Transactions.

(c) None of the execution and delivery of this Agreement and the Tender Agreements by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions herein or therein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Purchaser or any subsidiary of Purchaser (the “Purchaser Subsidiaries”), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Purchaser or any of the Purchaser Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Purchaser or any of the Purchaser Subsidiaries is a party or by which Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any Judgment or Law applicable to Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Purchaser or any of the Purchaser Subsidiaries in connection with Purchaser’s execution, delivery and performance of this Agreement or the Tender Agreements or the consummation by Purchaser of the Transactions, except for (i) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (ii) compliance with the rules of Nasdaq, and (iii) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 3.4 Information Supplied. None of the information supplied or to be supplied by Purchaser specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

SECTION 3.5 Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Purchaser or any Purchaser Subsidiary or under Purchaser’s or any Purchaser Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 3.6 Absence of Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Purchaser, threatened in writing against Purchaser or any of the Purchaser Subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. None of Purchaser or the Purchaser Subsidiaries is subject to any Judgment, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 3.7 Availability of Funds; Solvency. Purchaser will have available, the funds necessary to accept for payment and pay for any shares of Company Common Stock pursuant to the Offer and the other Transactions.

SECTION 3.8 Other Agreements or Understandings. Purchaser does not have any contracts, arrangements or understandings between or among Purchaser, or any Affiliate of Purchaser, on the one hand, and any member of the Board of Directors or management of the Company or any person that owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

SECTION 3.9 No Additional Representations. Purchaser acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Purchaser acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its representatives except as expressly set forth in Article II and Section 1.1(c).

ARTICLE IV
CONDUCT OF BUSINESS

SECTION 4.1 Conduct of Business by the Company Pending the Consummation of the Transactions. The Company covenants and agrees that, prior to the Effective Time, unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of the Company and the Company Subsidiaries shall be conducted in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use their commercially reasonable efforts to maintain and preserve their respective business organizations and all significant beneficial business relationships with suppliers, distributors and customers.

(b) Without limiting the generality of the foregoing Section 4.1(a), except as contemplated by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) other than the sale of certain high value metal, (A) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise, or (B) terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii) amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(iv) other than as contemplated in Section 5.10 of this Agreement, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by former or current employees and directors of the Company in payment of withholding tax upon the vesting of Restricted Stock Units or (y) the cashless or net exercise of stock options;

(vi) split, combine or reclassify any outstanding shares of its capital stock;

(vii) except for any Company Common Stock issuable upon exercise of any stock options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement) or pursuant to the Rights Agreement, and the vesting of restricted stock awards granted prior to the execution of this Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii) other than a mortgage on Owned Real Property that does not have a pre-payment penalty, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except indebtedness incurred or guaranteed in the ordinary course of business;

(ix) make any loans or advances, except to or for the benefit of employees or the Company Subsidiaries in the ordinary course of business;

(x) except to the extent required in a written contract or agreement in existence as of the date of this Agreement or as set forth in information made available to Purchaser: (A) grant or increase any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary (it being understood that the hiring of a new employee who is not an executive officer and who becomes subject to the existing severance and termination policies of the Company, or the payment of severance to an employee in accordance with the existing severance policies of the Company made available to Purchaser, shall not constitute the grant or increase in any severance or termination pay), (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors or executive officers of the Company or any Company Subsidiary, or of employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan (other than as required by applicable Law), (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, or (G) take any action that would result in its incurring any obligation for any payments or benefits described in Subsections (i), (ii) or (iii) of Section 2.10(h) (without regard to whether the Transactions are consummated);

(xi) except as required by applicable Law or by GAAP, make any changes in accounting methods or practices;

(xii) other than in the ordinary course of business consistent with past practice, make any changes in its reporting for Taxes except as required by applicable Law; change or rescind any Tax election; make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability; or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

(xiii) settle, compromise or otherwise resolve any litigation or other legal proceedings outside the ordinary course of business consistent with past practice or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements and as would not have a Company Material Adverse Effect;

(xiv) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities;

(xv) make or commit to make any material capital expenditures;

(xvi) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Company or any of its Subsidiaries

(xvii) take or permit, or cause to take or permit, any action or event that reasonably could be expected to have a Company Material Adverse Effect on the NOLs; or

(xviii) take or agree to take any of the actions precluded by Sections 4.1(a) or (b).

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.1 Public Statements. Subject to Section 5.5, the Company and Purchaser shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market.

SECTION 5.2 Standard of Efforts.

(a) Subject to the terms and conditions provided herein, the Company and Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer and the other Transactions, including (i) obtaining all material consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Offer and the other Transactions, (ii) the taking of all steps as may be necessary to obtain any material approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all material necessary consents from third parties, (iv) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer or the other Transactions and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Purchaser shall have the right to review and approve in advance all characterizations of the information relating to Purchaser; and each of the Company and Purchaser shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Offer Documents and the Schedule 14D-9) made in connection with the Transactions. The Company and Purchaser agree that they shall consult with each other with respect to the obtaining of all such material, necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities. Notwithstanding the foregoing, the Company and the Company Board shall not be restricted from taking any action permitted by Section 5.5(b) or (c).

(b) Purchaser and the Company shall (x) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Offer or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Offer and the other Transactions.

SECTION 5.3 Notification of Certain Matters. The Company agrees to give prompt notice to Purchaser of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions or (ii) any notice from any Governmental Authority in connection with the Transactions. Purchaser agrees to give prompt notice to the Company of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions or (ii) any notice from any Governmental Authority in connection with the Transactions. In no event shall the delivery of any notice by a party pursuant to this Section 5.3 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 5.4 Access to Information; Confidentiality.

(a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Purchaser, at their sole cost and risk, reasonable access during normal business hours from the date hereof through the Offer Closing to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Purchaser all financial, operating and other data and information as Purchaser through its officers, employees or agents, may reasonably request. Any such investigations shall be at the sole cost and risk of Purchaser, and conducted under the supervision of appropriate personnel of the Company and in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of Company.

(b) The provisions of (i) the Confidentiality and Non-Disclosure Agreement dated May 3, 2022 between Janel Corporation and the Company (the “Initial Confidentiality Agreement”) and (ii) the Confidentiality and Non-Disclosure Agreement dated May 16, 2022 between Janel Corporation and the Company (the “Second Confidentiality Agreement” and together with the Initial Confidentiality Agreement, the “Confidentiality Agreements”) shall remain in full force and effect in accordance with its terms and shall be applicable to Purchaser.

SECTION 5.5 No Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or of any of the Company Subsidiaries to, nor shall it authorize any financial advisor, attorney or other advisor or representative of the Company or any of the Company Subsidiaries to, directly or indirectly, (i) solicit, initiate, or knowingly take any action to facilitate or encourage the submission of, any Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), (iii) participate or engage in any discussions or negotiations regarding, or furnish or afford access to any Person any information with respect to, or knowingly take any action to facilitate or encourage any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries or (v) fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Purchaser, the Company recommendations referred to in Section 2.3(b); provided, however, that prior to the Effective Time, in response to an unsolicited written Takeover Proposal from a third party (and not withdrawn) that the Company Board determines in good faith (after receiving the advice of its outside counsel) is, or would reasonably be expected to result in or lead to, a Superior Proposal and (after receiving the advice of its outside counsel) that the failure to take such action would create a material risk of a breach by the Company Board of its fiduciary duties to the Company’s stockholders under applicable Law, the Company and its representatives may (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement in customary form that is no less favorable to the Company than the Confidentiality Agreements (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 5.5) and (y) conduct such additional discussions as the Company Board shall determine (including solicitation of a revised Takeover Proposal). The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section 5.5(a).

(b) Notwithstanding the provisions of Section 5.5(a), at any time prior to the Effective Time, the Company Board (or the applicable committee thereof) may (i) withdraw (or amend or modify in a manner adverse to Purchaser), or publicly propose to withdraw (or amend or modify in a manner adverse to Purchaser), the recommendation or declaration of advisability by the Company Board of this Agreement, the Offer or the other Transactions, (ii) recommend, or publicly propose to recommend, any Takeover Proposal, or (iii) to the extent permitted pursuant to and in compliance with Section 7.1(e)(i), authorize and allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided that the Company Board (or the applicable committee thereof) determines in good faith (after receiving the advice of its outside counsel) that the failure to take such action would create a material risk of a breach by the Company Board of its fiduciary duties to the Company’s stockholders under applicable Law.

(c) Nothing contained in this Section 5.5 shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of Company Common Stock a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to the holders of Company Common Stock, if in the good faith judgment of the Company Board (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable Law (including the Company Board’s duties of good faith and candor to the holders of Company Common Stock); provided that the Company Board shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Company Board determines in good faith that such Takeover Proposal constitutes a Superior Proposal.

(d) For purposes of this Agreement:

(i) “Takeover Proposal” shall mean any bona fide proposal or offer (and not withdrawn) from any Person (other than Purchaser or any of its Affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any Company Subsidiary of (A) the assets or businesses that constitute or represent 20% or more of the total revenue, operating income, or fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Common Stock, in each case other than the Transactions.

(ii) “Superior Proposal” means any bona fide written offer (which is not withdrawn) in respect of (i) any transaction as a result of which the holders of Company Common Stock cease to own at least 45% of the Company Common Stock on a Fully Diluted Basis (subject to reduction as provided for in Section 1.3) of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction involving the acquisition of at least 35% of the outstanding Company Common Stock on a Fully Diluted Basis (subject to reduction as provided for in Section 1.3), that in any such case provides for consideration to the holders of Company Common Stock consisting of cash, securities or both cash and securities (it being understood that securities retained by the holders of Company Common Stock be included for purposes of this determination), and is on terms that the Company Board determines in its good faith judgment (after receipt of the advice of its outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, legal and regulatory requirements, the ability to finance the proposal, anticipated timing of and prospects for consummating the transaction contemplated by the proposal, the identity of the party making the proposal and other aspects of the proposal that the Company Board deems relevant, (A) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by Purchaser to modify the terms of the Transactions) and (B) is reasonably capable of being completed on the terms proposed.

(e) In addition to the other obligations of the Company set forth in this Section 5.5, the Company shall (i) promptly notify Purchaser orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same; (ii) contemporaneously with furnishing any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, to any third party with respect to any Takeover Proposal, furnish or make available such information to Purchaser to the extent such information has not been previously provided to Purchaser, (iii) provide to Purchaser three business days’ written notice prior to (A) withholding, withdrawing, amending or modifying in a manner adverse to Purchaser, or publicly proposing to withhold, withdraw, amend or modify in a manner adverse to Purchaser the Company recommendations referred to in Section 2.3(b) or (B) entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal as set forth in Section 5.5(b), advising Purchaser that the Company Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the Person making the proposal; and (iv) if Purchaser shall make a counterproposal following delivery of written notice of a Takeover Proposal or Superior Proposal, consider and cause its legal advisors to consider in good faith the terms of such counterproposal.

SECTION 5.6 Indemnification and Insurance.

(a) Purchaser agrees that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been made available to Purchaser upon request, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Transactions and shall remain in full force and effect.

(b) For six years after the Effective Time, to the full extent permitted under applicable Law, the Company shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

(c) Purchaser acknowledges and agrees that the Company shall maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Company may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall the Company expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Purchaser acknowledges and agrees that the Company shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.6(c).

(d) The obligations of the Company under this Section 5.6 shall survive the consummation of the Transactions and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.6 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6, each of whom may enforce the provisions of this Section 5.6).

(e) If the Company or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of or the Company shall assume the obligations set forth in this Section 5.6.

SECTION 5.7 Employment Agreement Amendment. The Company shall enter into an amendment (the “Employment Agreement Amendment”) to that certain Amended and Restated Executive Employment Agreement, dated as of May 12, 2017, by and between Timothy E. Brog (“Brog”) and the Company in the form attached as Exhibit B hereto, to be effective immediately following the Effective Time.

SECTION 5.8 Directors.

(a) Subject to applicable Law, promptly upon and subject to the Offer Closing, Purchaser shall be entitled to nominate two directors to the Board of Directors as constituted after the Offer Closing (the “Post-Offer Board”) (the “Purchaser Designees”), and the Company shall use its reasonable best efforts to cause the Purchaser Designees to be so appointed. In connection with the foregoing, as a condition to and in connection with the Offer Closing, the Company shall obtain and deliver, at the Offer Closing, resignations of Jefferson Gramm and Susan M. Westphal (in their respective capacities as directors), such resignations to be effective as of or immediately after the Offer Closing (the “Director Resignations”), and take such actions as are reasonably necessary to enable Purchaser Designees to be appointed to the Post-Offer Board to fill the vacancies created by the Director Resignations as provided above; provided, however, that following the Offer Closing until the later of the next election of directors and June 14, 2023, (i) the number of directors of the Post-Offer Board shall be four; and (ii) the Post-Offer Board shall have at least two directors who are or who were existing directors on the date of this Agreement (the “Existing Directors”).

(b) The Company’s obligations to appoint designees to the Post-Offer Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly use its reasonable best efforts to take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 5.8 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 5.8. Purchaser shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

(c) The compensation of the directors on the Post-Offer Board will consist of an annual cash retainer in the amount of $20,000.

(d) The obligations of the Company under this Section 5.8 shall survive the consummation of the Transactions and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.8 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

SECTION 5.9 Protection of Tax Attributes. The Company and Purchaser hereby acknowledge, agree, and covenant that they will not take any action, nor cause any of their Affiliates, successors, or assigns, to take any action, that would result in the impairment of the net operating losses and deferred tax benefits of the Company pursuant to Section 382 of the Code or any other similar state or other Law or restriction.

SECTION 5.10 Return of Capital. The Company Board shall authorize and approve a cash distribution to be paid to the stockholders of the Company, immediately following the Effective Time, in an amount equal to $11.00 per share of Company Common Stock.

ARTICLE VI
CONDITIONS

SECTION 6.1 Conditions to Each Party’s Obligation To Consummate the Offer. The respective obligations of each Party to consummate the Offer are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Offer Closing of each of the following conditions:

(a) Consents and Approvals. Any material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or other third party that is necessary to be obtained or made in connection with the consummation of the Offer, have been obtained or made.

(b) No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Offer illegal or otherwise prevent the consummation thereof; provided that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition.

SECTION 6.2 Conditions to Obligations of Purchaser to Consummate the Offer. The obligation of Purchaser to consummate the Offer is further subject to the following conditions:

(a) No Company Material Adverse Effect. Since the date of this Agreement, no fact or event has occurred or circumstance or change arisen that, individually or taken together with all other facts, circumstances, and events, has had a Company Material Adverse Effect.

(b) Company Indebtedness; Minimum Cash and Cash Equivalents. The Company shall have no indebtedness for borrowed money, other than a mortgage on Owned Real Property that does not have a pre-payment penalty, (which, for purposes of clarity, shall exclude the liabilities set forth in the latest balance sheet included in the Company SEC Reports) and shall have, at minimum, cash, cash equivalents and marketable securities in the amount of $26,600,000 (the “Minimum Cash Amount”), calculated (i) after giving effect to payment of all transaction fees and expenses, costs to obtain “tail” D&O insurance of the Company in accordance with Section 5.6(c), and other similar costs and expenses associated with the consummation of the Transactions and (ii) without payables of the Company being extended beyond customary payment terms in the ordinary course of business.

(c) Conditions to the Offer. Each of the conditions to the Offer set forth in Exhibit A shall have been satisfied or otherwise waived by Purchaser.

(d) Director Resignations. The Company shall have obtained and delivered the Director Resignations as set forth in Section 5.8.

(e) Director Appointments. The Purchaser Designees shall have been appointed to the Post-Offer Board as set forth in Section 5.8.

(f) Employment Agreement Amendment. The Company shall have delivered the Employment Agreement Amendment, duly executed by Brog and the Company.

(g) Impairment of NOLs. To the knowledge of the Company, consummation of the Offer or the Transactions would not result, or not be reasonably likely to result, in any material reduction or impairment in the NOLs under Section 382 of the Code.

(h) Performance of Company Obligations. The Company shall have performed in all material respects all other obligations to be performed by it under this Agreement at or prior to the Offer Closing.

(i) Owned Real Property Documents. The Company shall have delivered, with respect to each of the Owned Real Property an owner’s affidavit from the Company (or applicable Company Subsidiary) in a form reasonably satisfactory to Purchaser.

(j) Rights Agreement. The Company shall have amended the Rights Agreement to effect the changes contemplated by Section 2.20 of this Agreement.

(k) Return of Capital. The distribution to stockholders of the Company described in Section 5.10 hereof (the “Capital Return”) shall have been duly authorized by the Company Board and all conditions to payment of the Capital Return shall have been met, other than the occurrence of the Effective Time.

SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Transactions is further subject to the following conditions:

(a) Purchase of Tendered Shares. Subject to Section 1.1(f), Purchaser shall have purchased or accepted for purchase all Shares validly tendered and not withdrawn pursuant to the Offer.

(b) Performance of Purchaser Obligations. Purchaser shall have performed in all material respects all other obligations to be performed by it under this Agreement at or prior to the Offer Closing.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated and, to the extent not consummated, any of the Transactions may be abandoned at any time prior to the Offer Closing:

(a) by mutual written consent of Purchaser and the Company;

(b) by either the Company or Purchaser, if (i) Purchaser shall not have accepted for payment and paid for the shares of Company Common Stock pursuant to the Offer in accordance with the terms thereof on or prior to September 15, 2022 (the “Outside Date”); or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that the right to terminate this Agreement under either clause of this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the event specified in such clause;

(c) by either the Company or Purchaser, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition making the Offer illegal or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(d) by Purchaser prior to the acceptance of Shares of Company Common Stock for payment in the Offer, if

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Exhibit A and (B) is incapable of being cured or has not been cured by the Company prior to the earlier of (i) the expiration of 30 calendar days after written notice has been given by Purchaser to the Company of such breach or failure to perform or (ii) the Offer Closing;

(e) by the Company, if

(i) prior to the acceptance of Shares of Company Common Stock for payment in the Offer, (A) the Company is in compliance with its obligations under Section 5.5, (B) the Company Board has received a Superior Proposal, and (C) the Company Board concurrently approves, and the Company immediately after termination of this Agreement enters into, a definitive agreement providing for the implementation of such Superior Proposal; or

(ii) Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Purchaser Material Adverse Effect, and (B) is incapable of being cured or has not been cured by Purchaser prior to the earlier of (i) the expiration of 30 calendar days after written notice has been given by the Company to Purchaser of such breach or failure to perform or (ii) the Offer Closing.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 7.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void except for the provisions of (i) Sections 5.5(b), 7.1 and 7.3, and (ii) Article 8, which shall survive such termination; and, subject to Section 7.3, nothing herein shall relieve any party hereto from liability for any material breach of, or fraud in connection with, this Agreement. Without limiting the generality of the foregoing, it is understood and acknowledged that any failure of Purchaser to satisfy the payment obligations hereunder upon satisfaction of the conditions set forth in Exhibit A, Sections 6.1 and 6.2, as applicable, will constitute a material breach of a covenant of this Agreement.

SECTION 7.3 Fees and Expenses.

(a) Company Expense Reimbursement. If this Agreement is terminated pursuant to Section 7.1(d)(i) or Section 7.1(e)(i), the Company shall promptly, but in no event later than five business days after termination of this Agreement, reimburse Purchaser for its reasonable and documented fees, costs and expenses incurred in connection with the negotiation of and performance of its obligations under this Agreement, not to exceed $200,000 in the aggregate if the termination is pursuant to Section 7.1(d)(i) or $500,000 in the aggregate if the termination is pursuant to Section 7.1(e)(i) (the “Company Expense Reimbursement”).

(b) Purchaser Expense Reimbursement. If this Agreement is terminated pursuant to Section 7.1(e)(ii), Purchaser shall promptly, but in no event later than five business days after termination of this Agreement, reimburse the Company for its reasonable and documented fees, costs and expenses incurred in connection with the negotiation of and performance of its obligations under this Agreement, not to exceed $500,000 in the aggregate if the termination is pursuant to Section 7.1(e)(ii) (the “Purchaser Expense Reimbursement”).

(c) Expenses. Except as set otherwise forth in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

(d) Termination Fees.

(i) Company Termination Fee.

(1) If this Agreement is terminated pursuant to Section 7.1(d)(i), the Company shall promptly, but in no event later than five business days after the termination of this Agreement, pay Purchaser a fee in immediately available funds of $500,000 (the “Company Breach Termination Fee”). Any Company Expense Reimbursement paid by the Company to the Purchaser shall be creditable against the Company Breach Termination Fee.

(2) If this Agreement is terminated pursuant to Section 7.1(e)(i), the Company shall promptly, but in no event later than five business days after the termination of this Agreement, pay Purchaser a fee in immediately available funds of $750,000 (the “Company Superior Termination Fee”, and together with the Company Breach Termination Fee, the “Company Termination Fee”). Any Company Expense Reimbursement paid by the Company to the Purchaser shall be creditable against the Company Superior Termination Fee.

(e) Liquidated Damages.

(i) Payment of the Company Expense Reimbursement pursuant to Section 7.3(a) and the Company Termination Fee pursuant to Section 7.3(d)(i) shall (A) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Purchaser, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Company Termination Fee and Company Expense Reimbursement, and (B) be the sole and exclusive remedy of Purchaser against the Company, its Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, stockholder, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) for any loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, and no Company Party shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that in no event shall any liability of the Company Parties, or any of them, for willful material breach of or fraud in the performance of any of their covenants or agreements herein be limited.

(ii) Payment of the Purchaser Expense Reimbursement pursuant to Section 7.3(b) shall (A) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Purchaser Expense Reimbursement, and (B) the sole and exclusive remedy of the Company and its Affiliates against Purchaser, its Subsidiaries, as the case may be, and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, stockholder, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Purchaser Parties”) for any loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, and none of the Purchaser Parties shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that in no event shall any liability of the Purchaser Parties, or any of them, for willful material breach of or fraud in the performance of any of their covenants or agreements herein be limited.

(f) Costs of Recovery. The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Company Expense Reimbursement due pursuant to Section 7.3(a) or Company Termination Fee due pursuant to Section 7.3(d)(i), or Purchaser fails to promptly pay the Purchaser Expense Reimbursement due pursuant to Section 7.3(b) and, in order to obtain such payment, Purchaser, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 7.3(a) or Section 7.3(d)(i), or a judgment against Purchaser for the amount set forth in Section 7.3(b), the Company shall pay to Purchaser, on the one hand, or Purchaser shall pay to the Company, on the other hand, (i) its costs and expenses (including attorneys’ fees) in connection with such suit (such costs and expense to be supported by reasonable documentation) and (ii) interest on the amount payable pursuant to such judgment at the prime rate of Citibank N.A. in effect on the date of payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to this Agreement, as applicable, through the date of payment.

SECTION 7.4 Amendment. Except as otherwise set forth herein, this Agreement may be amended by the Parties hereto, without the need to obtain the approval of any third party beneficiaries, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the Parties hereto; provided, however, that after any such approval by the holders of Company Common Stock, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders; provided further, that after the Offer Closing, any amendment in respect of this Agreement shall require the approval of the Existing Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.5 Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure. Notwithstanding the foregoing, after the Offer Closing any waiver in respect of this Agreement shall require the approval of the Existing Directors.

ARTICLE VIII
GENERAL PROVISIONS

SECTION 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested), by electronic delivery or sent by overnight courier to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a) if to the Company:

Rubicon Technology, Inc.

900 East Green Street

Bensenville, IL 60106

Attention: Chief Executive Officer

with a copy to:

Robinson & Cole LLP

666 Third Avenue

New York, NY 10714

Attention: Eric M. Kogan

Email: ekogan@rc.com

(b) if to Purchaser:

Janel Corporation

80 Eighth Avenue

New York NY 10011

Attention: Vincent Verde

Email: vverde@janelcorp.com

with a copy to:

McGuireWoods LLP

1251 6th Ave 20th floor

New York, NY 10020

Attention: Jeffrey Rothschild.

Email: JRothschild@mcguirewoods.com

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by email or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 8.2 Representations and Warranties. Other than as otherwise expressly set forth herein, the representations and warranties contained in this Agreement shall not survive the Offer Closing.

SECTION 8.3 Knowledge Qualifiers. “To the knowledge of the Company” and similar phrases mean the actual knowledge of the executive officers of the Company, after reasonable inquiry, prior to the Effective Time.

SECTION 8.4 Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 8.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Offer or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(c) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

SECTION 8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and shall become effective when one or more such counterparts has been signed by each of the parties hereto and delivered to the other parties. Counterparts may be delivered via electronic mail (including portable document format (PDF) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

SECTION 8.7 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that from and after the Offer Closing each Indemnified Party, as an intended third party beneficiary of Section 5.6, may specifically enforce such provisions.

SECTION 8.8 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 8.9 Entire Agreement. This Agreement and the Confidentiality Agreements contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

[Signature page follows.]

IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed as of the date first written above.

RUBICON TECHNOLOGY, INC.

By:
	Name:	Timothy E. Brog
	Title	: Chief Executive Officer

JANEL CORPORATION

By:
	Name:	Dominique Schulte
	Title:	President and Chief Executive Officer

Exhibit A

Conditions of the Offer

Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to accept for payment or pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement if, at the then effective expiration date for the Offer, any of the following conditions exists:

(a) the Minimum Condition has not been met;

(b) to the knowledge of the Company, consummation of the Offer or the Transactions would not result, or not be reasonably likely to result, in any material reduction or impairment in the NOLs under Section 382 of the Code;

(c) any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law or other legal restraint or prohibition, shall be in effect that would make the Offer or any of the Transactions illegal or otherwise prevent the consummation thereof; provided that Purchaser shall not assert this condition unless Purchaser have used those efforts required under the Agreement to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(d) except as disclosed in the Company SEC Reports or as reasonably disclosed to Purchaser, since the date of this Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(e) (A) any representation and warranty of the Company set forth in this Agreement that is qualified by reference to a Company Material Adverse Effect shall not be true and correct in all respects as of the date of this Agreement and as of the then effective expiration date for the Offer, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (B) any representation and warranty of the Company set forth in this Agreement that is not so qualified shall not be true and correct in all material respects as of the date of this Agreement and as of the then effective expiration date for the Offer, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (B) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement or in connection with the consummation of the Transactions prior to such time; or

(g) this Agreement shall have been terminated in accordance with its terms.

which, in the reasonable judgment of Purchaser, makes it inadvisable to proceed with such acceptance for payment or payment.

The election by Purchaser or any Affiliate of Purchaser at any time not to enforce any of the foregoing conditions shall not be deemed a waiver of any right to enforce such condition, the election not to enforce any such condition with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such condition as to which no such election has been made shall be deemed an ongoing condition that may be asserted at any time and from time to time.

A-1

Exhibit B

Employment Agreement Amendment

[See attached]

B-1

Annex I

Index of Defined Terms

Affiliate	3
Agreement	1
Authorizations	13
Brog	25
CERCLA	12
Code	3
Company	1
Company Board	5
Company Common Stock	1
Company Disclosure Schedule	4
Company Employee Benefit Plan	8
Company ERISA Affiliates	8
Company Expense Reimbursement	29
Company Financial Statements	6
Company Intellectual Property Rights	13
Company Material Adverse Effect	4
Company Material Contract	15
Company Parties	29
Company Preferred Stock	4
Company Registered IP	14
Company SEC Reports	4
Company Subsidiaries	4
Company Termination Fee	29
Confidentiality Agreement	23
Confidentiality Agreements	23
Contract	15
control	3
controlled by	3
D&O Insurance	25
Director Resignations	26
Dividend	4
Effective Time	3
Employee Benefit Plan	8
Employment Agreement Amendment	25
Environmental Laws	12
ERISA	9
Exchange Act	1
Exchange Agent	3
Exchange Fund	3
Existing Directors	26
Fully Diluted Basis	1
GAAP	6
Governmental Authority	5

Annex I-1

Hazardous Substance	12
Improvements	16
Indemnified Party	25
Information Statement	5
Intellectual Property	13
Judgment	5
Law	2
Leased Real Property	15
Leases	15
Lien	6
Maximum Amount	25
Minimum Cash Amount	27
Minimum Condition	1
Nasdaq	5
NOLs	3
Offer	1
Offer Closing	3
Offer Documents	2
Offer Price	1
Outside Date	28
Owned Real Property	16
Permitted Liens	6
Person	3
Post-Offer Board	26
Principal Stockholders	1
Purchaser	1
Purchaser Designees	26
Purchaser Disclosure Schedule	17
Purchaser Expense Reimbursement	29
Purchaser Material Adverse Effect	17
Purchaser Parties	30
Purchaser Subsidiaries	18
RCRA	12
Rights	4
Rights Agreement	4
Sarbanes-Oxley Act	6
Schedule 14D-9	2
SEC	1
Second Confidentiality Agreement	23
Securities Act	3
Share	1
Shares	1
Significant Subsidiary	4
Superior Proposal	24
Takeover Proposal	24
Tax Return	11
Taxes	11
Tender Agreement	1
Transactions	3
under common control with	3

Annex I-2